Exhibit 99.1

CABLEVISION AND NEWS CORPORATION

TO RESTRUCTURE OWNERSHIP OF SPORTS AND ENTERTAINMENT

ASSETS

Cablevision to Own 100% of Madison Square Garden Properties and FSN New York

News Corporation to Own 100% of Fox Sports Net, FSN Ohio and FSN Florida

NEW YORK, NY, February 22, 2005 – Cablevision Systems Corporation (NYSE: CVC) and News Corporation (NYSE: NWS) today announced an agreement to restructure their ownership, through Regional Programming Partners (RPP), of six regional sports networks in New York, Chicago, New England, Ohio and Florida, as well as Madison Square Garden and its properties, Fox Sports Net and National Advertising Partners.

RPP is owned 60% by Cablevision and 40% by News Corporation. Once the restructuring is complete, Cablevision will own 100% of Madison Square Garden and its properties including the Arena; The Theater at Madison Square Garden; the sports teams – the New York Knicks, Rangers, and Liberty; Radio City; MSG Network; and FSN New York. Cablevision will also own 100% of FSN Chicago, as well as 50% of FSN New England. Cablevision will continue to manage all of these businesses.

News Corporation will own 100% of Fox Sports Net as well as FSN Ohio, FSN Florida and National Advertising Partners. Following the restructuring, News Corporation will assume management of both FSN Ohio and FSN Florida and continue its management of Fox Sports Net and National Advertising Partners.

Cablevision and News Corp. will continue to own 60% and 40% respectively of FSN Bay Area through their partnership. Cablevision will continue to manage that network.

Cablevision Vice Chairman Hank Ratner said: “Our partnership with News Corporation has successfully developed and grown some of the most powerful brands in today’s sports market. At this stage, having full ownership and management of these properties under one parent will greatly simplify the financial and operating structure of these businesses, while allowing Cablevision to consolidate our sports and entertainment interests in the key New York market. We look forward to continuing our relationship with News Corporation and working together with our FSN Bay Area property.”

News Corporation President and Chief Operating Officer Peter Chernin said: “These sports assets have thrived under our strong relationship with Cablevision. Our companies’ diverging interests have meant that it made sense to realign our partnership, but we are very happy that we will continue to work together in the regional sports business. We look forward to taking full ownership of FSN Florida and FSN Ohio, two strong and growing regional sports channels.”

The restructuring is generally a tax-free exchange of assets.

-more-

Page 2 – Cablevision and News Corp. to Restructure Ownership of Sports and Entertainment Assets

About Cablevision

Cablevision Systems Corporation is one of the nation’s leading entertainment, media and telecommunications companies. In addition to its cable, Internet, and voice offerings, the company owns and operates Rainbow Media Holdings LLC and its networks; Madison Square Garden and its teams; and, Clearview Cinemas. In addition, Cablevision operates New York’s famed Radio City Music Hall.

About News Corporation

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of December 31, 2004 of approximately US$53 billion and total annual revenues of approximately US$22 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin. For more information about News Corporation, please visit www.newscorp.com.

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

CONTACTS:

Cablevision Systems Corporation:	News Corporation:
Media Relations:	Media Relations
Charles Schueler, 516-803-1013	Andrew Butcher, 212-852-7070

Investor Relations:	Investor Relations:
John Bier, 516-803-2270	Reed Nolte, 212-852-7092

-more-

Page 3 – Cablevision and News Corp. to Restructure Ownership of Sports and Entertainment Assets

CABLEVISION AND NEWS CORP. PARTNERSHIP

Present Structure

•	Cablevision currently owns 60% of Regional Programming Partners (RPP) with News Corporation owning the remaining 40% stake

•	RPP properties include:

•	7 regional sports networks in 6 of the country’s top markets (New York, Chicago, San Francisco Bay Area, New England, Ohio, and Florida)

•	Note: Fox Sports New England is owned 50% by CVC/News and 50% by Comcast

•	Madison Square Garden Properties (the Arena, The Theater at Madison Square Garden, the sports teams – the New York Knicks, Rangers and Liberty, MSG Network, and Radio City Entertainment)

•	Cablevision and News Corporation have interests in each of Fox Sports Net and National Advertising Partners

Transaction

•	Cablevision will acquire all of:

•	Madison Square Garden and its properties including:

•	Professional sports teams

•	Radio City Entertainment

•	MSG Network

•	FSN New York and FSN Chicago

•	50% of FSN New England (Note: Comcast owns 50 % of FSN New England)

•	News Corporation will acquire all of:

•	Fox Sports Net

•	FSN Ohio and FSN Florida

•	National Advertising Partners

Post Transaction Ownership Structure:

•	Cablevision will own and continue to have management control of:

•	100% of Madison Square Garden and its properties:

•	Professional sports teams

•	Radio City Entertainment

•	MSG Network

•	100 % of FSN New York and FSN Chicago

•	50% of FSN New England (Note: Comcast continues to own the other 50%)

•	News Corp. will own and have management control of:

•	100% of Fox Sports Net

•	100 % of FSN Ohio and FSN Florida (assume management control from Cablevision)

•	100% of National Advertising Partners

•	Cablevision and News Corp. will continue to own 60% and 40 % respectively of FSN Bay Area through their partnership; Cablevision will continue to manage that network

# # #